Exhibit 1.2

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Emblem of the Ministry of Justice	Emblem of the State of Israel
Corporations Authority

State of Israel
Justice Ministry – The Israeli Corporations Authority
Registrar of Companies and Partnerships

Certificate of Change of Name

I hereby confirm that
The Company: Incredimail Ltd.
Registered Number 512849498

Has changed its name, and shall be henceforth named:

PERION NETWORK LTD.

Given in Jerusalem

9 Cheshvan 5772
November 6, 2011

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Stamp of the Ministry of Justice
Registrar of Companies and Partnerships

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Boaz Avrahami, Adv.
Corporations Authority
Registrar of Companies and Partnerships